Exhibit 5.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GREEN MOUNTAIN POWER CORPORATION

Pursuant to the provisions of the Vermont Business Corporation Act, the undersigned corporation hereby amends and restates its Articles of Incorporation as follows:

Section 1
NAME AND DURATION

Section 1.01. The name of this corporation is Green Mountain Power Corporation (the “Corporation”). The period of its duration is perpetual.

Section 2
PURPOSE OF THE CORPORATION

Section 2.01. Subject to the applicable provisions of Title 30 of the Vermont Statutes Annotated, the Corporation is organized for the purposes of doing in the State of Vermont any and all of the things herein set forth, viz: to generate, produce, buy or in any manner acquire, and to sell, dispose of and distribute electricity for light, heat, power and other purposes and to carry on the business of furnishing, supplying, manufacturing and vending, light, heat and power, and further to manufacture, sell, produce or otherwise acquire, and to supply for public use, gas for light, heat or power, and further to construct, develop, improve, acquire, hold, own, lease, maintain and operate plants, facilities, water powers and other works for the manufacture, generation, production, accumulation, transmission and distribution of electric energy for light, heat, power and other purposes, and to exercise rights of condemnation and eminent domain in connection with the doing of its business, objects and purposes as herein set forth so far as may be permissible by law; and to do, within the State of Vermont or elsewhere, any and all such other acts and things and engage in any lawful business as are permitted to be done by a corporation organized under the Vermont Business Corporation Act of the State of Vermont.

Section 3
REGISTERED OFFICE AND AGENT

Section 3.01. The registered office of the Corporation is located at 163 Acorn Lane, Colchester, Vermont, 05446, County of Chittenden, State of Vermont, and its registered agent at such address is Donald J. Rendall, Jr.

Section 4
AUTHORIZED CAPITAL STOCK

Section 4.01. The number of authorized shares of capital stock of the Corporation is 100 shares of Common Stock of the par value of three dollars thirty-three and one-third cents ($3.33 ⅓) per share.

Section 5
VOTING AND DISSOLUTION RIGHTS

Section 5.01. The Common Stock has unlimited voting rights, and is entitled to receive the net assets of the corporation upon dissolution.

Section 6
DIRECTORS

Section 6.01. The Board of Directors shall consist of nine individuals.

Section 6.02. If any vacancies occur on the Board of Directors by reason of (i) the death of any director, (ii) the resignation of any director, or (iii) the retirement or removal from office of any director, all the directors then in office, although less than a quorum may by a majority vote of the directors in office choose a successor or successors. Unless sooner displaced, the directors so chosen shall hold office until the election of their successors at the next annual meeting of shareholders. If the directors remaining in office after the occurrence of a vacancy shall be unable by a majority vote of the directors in office to fill such vacancy within thirty (30) days after the occurrence thereof, the president or the secretary of the Corporation may call a special meeting of the shareholders at which such vacancy shall be filled. Any directorship to be filled by reason of an increase in the number of directors shall be filled at a special meeting of shareholders called for that purpose or in the event no such special meeting is so called, then at the next annual meeting.

Section 7
LIMITATION OF LIABILITY

Section 7.01. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any act or omission as a director, based upon a failure to discharge his or her own duties in accordance with § 8.30 of the Vermont Business Corporation Act, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders, (iii) unlawful distributions voted for or assented to in violation of § 6.40 of the Vermont Business Corporation Act, or (iv) an intentional or reckless criminal act. If the Vermont Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Vermont Business Corporation Act, as so amended. No amendment to or repeal of this Article by the shareholders shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 8
AMENDMENT OF ARTICLES OF INCORPORATION

1. The date of the adoption of these Amended and Restated Articles of Incorporation by the directors was April 13, 2007.

2. The date of the adoption of these Amended and Restated Articles of Incorporation by the shareholders was April 13, 2007.

3. The number of shares outstanding of the Corporation at the time of the adoption of these Amended and Restated Articles of Incorporation by the shareholders was 100, the number of shares entitled to vote thereon was 100, and the number of shares of Common Stock represented at the meeting for the adoption of these Amended and Restated Articles of Incorporation was 100.

4. The number of shares voted for adoption of these Amended and Restated Articles of Incorporation was 100, and the number of shares voted against these Amended and Restated Articles of Incorporation was 0. The number cast for the adoption of these Amended and Restated Articles of Incorporation was sufficient for approval by such shares of Common Stock.

5. These Amended and Restated Articles of Incorporation shall become effective upon filing with the Vermont Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this to be signed in its name and on its behalf by its President and attested to by its Secretary on this 13th day of April, 2007.

/s/Donald J. Rendall, Jr.     /s/Christopher L. Dutton
Donald J. Rendall, Jr.      Christopher L. Dutton
Secretary       President